Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION ANNOUNCES HIGH RATE BAKKEN DISCOVERIES AND UPDATES OPERATIONS
Austin, TX — October 30, 2008 — Brigham Exploration Company (NASDAQ: BEXP) announced three high rate significant working interest Bakken discoveries, participation in its first Anadarko Basin horizontal Woodford shale well, and the completion to sales of its Cotten Land #5 discovery at an early rate of over 17.2 MMcfe per day. Brigham also updated its 2008 production guidance.
SIGNIFICANT WELLS RECENTLY COMPLETED, COMPLETING, DRILLING OR PREPARING TO DRILL

Resource Plays	Objective	WI%	NRI	Status / Comments
EOG Austin 25-35H	Bakken	25%	20%	Completed Parshall/Austin Area well at early peak rate of ~1,706 Boepd
EOG Wayzetta 13-1H	Bakken	25%	20%	Completed Parshall/Austin Area well at early peak rate of ~1,797 Boepd
Slawson Payara#1-21H	Bakken	18%	14%	Completed well ~3 miles west of Parshall Field at early rate of ~ 622 Boepd
Kvamme 2 #1H	Bakken	50%	40%	Completed Parshall/Austin Area well at early rate averaging ~ 150 Bopd
Hess EN-Cvancara	Bakken	30%	24%	Completed Ross Area Hess operated 10 frac stage long lateral at early rate of ~740 Boepd
Adix 25 #1H	Three Forks	32%	26%	1st Three Forks discovery commenced @ 892 Boepd in early October currently flowing ~ 408 Boepd
Carkuff 22 #1H	Bakken	67%	55%	Completed Ross Area well at early rate of 1,110 Bopd in early August, currently flowing ~386 Boepd
Olson 10-15 #1H	Bakken	100%	84%	Completing Williams Co. ND long lateral with good shows, plan 20 frac intervals, results December
Figaro 29-32 #1H	Bakken	90%	70%	Drilling McKenzie Co. ND long lateral with good shows, plan 20 frac intervals, results January
Fidelity Grove 11-36H	Three Forks	25%	20%	Drilling N. Stanley Area Three Forks test ~ 3 miles west of BEXP Johnson 33 #1H Bakken discovery
Strobeck 27-34 #1H	Three Forks	59%	47%	Planned early November spud of Ross Area long lateral Three Forks well with 20 planned frac intervals
Anderson 28-33 #1H	Bakken	50%	41%	Planned mid November spud of Ross Area long lateral Bakken well with 20 planned frac intervals
Hallingstad 35-34 #1H	Bakken	34%	31%	Planned Dec. spud of Bakken 20 frac stage long lateral south of Hallingstad 27 #1H in Parshall/Austin Area
Afseth 34 #1-H	Bkn or 3 Forks	41%	33%	Planned late December spud of Bakken or/and Three Forks test in North Stanley Area

Conventional Wells	Objective	WI%	NRI	Status / Comments
Cotten Land #5	Miocene	45%	33%	Completed at initial rate of 16.8 MMcf of natural gas and 65 barrels of oil per day
Main Pass SL 18826 #1	Miocene	50%	39%	Completing Main Pass well to sales, expected to produce 15-20 MMcfgd in early November
Chand. Sd SL 9312 #1	Miocene	50%	38%	Completing Chandeleur Sound well to sales, expected to produce 2.5 to 4 MMcfed in November
Breton Sd SL 19054 #1	Miocene	50%	38%	Completing Breton Sound well to sales, expected to produce 5 to 7 MMcfed in February
Romere BLM 013045 #1	Miocene	48%	38%	Plugged and abandoned Romere Pass after encountering wet target sands
Base Farms 1-23H	Woodford	21%	16%	Planned Q4 spud of Cimarex operated Woodford horizontal well proximal to strong producers
Tiger Pass SL 18877 #1	Miocene	50%	38%	Late November spud of 5th JV well at Tiger Pass, testing amplitude attribute @ total depth ~9,000’
Harrison Unit #2	Melbourne	63%	51%	Planned January 2009 spud of development well offsetting producer in Matagorda County

Williston Basin — Mountrail County, North Dakota and West of Nesson Anticline Activity
Four Parshall/Austin Area Bakken Completions — Brigham participated with a 25% working interest in the recently completed EOG Austin 25-35H, which recently commenced production at an initial rate of 1,623 barrels of oil and 500 Mcf of natural gas per day. Brigham also participated with a 25% working interest in the EOG Wayzetta 13-01H, which recently commenced production at an initial rate of 1,695 barrels of oil and 617 Mcf of natural gas per day. On a combined basis, Brigham’s peak early production from these two wells was a net 663 barrels of oil and 223 Mcf of natural gas per day.
Brigham operated the drilling of the Kvamme 2 #1H with a 50% working interest, which commenced production at an initial rate averaging approximately 150 barrels of oil per day. Brigham also participated with an 18% working interest in the Slawson operated Payara #1-21H, which after a large one stage fracture stimulation produced at an early rate of approximately 574 barrels of oil and 287 Mcf of natural gas per day. Brigham controls approximately 8,700 net acres in the Parshall/Austin Area. Assuming 320 acre spacing, the company could drill approximately 27 net wells in the area.
Ross & North Stanley Areas Bakken Update — Brigham ran production tubing in its previously announced Carkuff 22 #1H Bakken producer, which subsequent to the fracture stimulation of twelve intervals in the short lateral (5,439’ lateral) produced at an initial rate of approximately 1,110 barrels of oil per day. From August 12th to September 26th production for the Carkuff was curtailed due to capacity constraints to a rate of approximately 200 barrels of oil per day. The capacity constraint was caused by pressure testing of a pipeline in advance of an anticipated capacity expansion. Since that period all production volumes available have been sold. The Carkuff was put on pump with a recent rate of approximately 332 barrels of oil and 324 Mcf of natural gas per day, having produced approximately 25,000 barrels of oil to date.
Brigham recently participated with a 30% working interest in the Hess En-Cvancara-155-93-1522H-1 in the Ross Area, which commenced production in mid-October after the apparent fracture stimulation of ten intervals at an early rate of approximately 656 barrels of oil and 505 Mcf of natural gas per day.
In November, Brigham plans to commence the Anderson 28-33 #1H, an 8,500’ long lateral Bakken test which will be located less than 2 miles to the west of the Carkuff. Brigham plans to fracture stimulate twenty intervals in the Anderson 28-33 #1H, with results expected in January 2009.
Ross & North Stanley Areas Three Forks Update — In the Ross Area, Brigham’s first Three Forks discovery, the Adix 25 #1H, which was a short 5,559’ lateral well with twelve fracture stimulation intervals, continues to perform strongly. The Adix 25 #1H flowed at an early rate of approximately 765 barrels of oil and 760 Mcf of natural gas per day in very early October. The Adix 25 #1H has yet to be put on pump, and is currently flowing approximately 353 barrels of oil and 320 Mcf of natural gas per day. To date the Adix has produced approximately 13,000 barrels of oil.
In November, Brigham plans to commence another Three Forks test which will be located less than two miles to the west of the Adix 25 #1H. The Strobeck 27-34 #1H is currently planned as an 8,500’ long lateral with twenty fracture stimulation intervals.

Approximately 18 miles to the north of the Adix 25 #1H in the North Stanley Area, Brigham is participating with a 25% working interest in the Fidelity Grove 11-36H, a short lateral Three Forks test. The Fidelity Grove 11-36H is currently drilling at a depth of approximately 9,638’, with results expected by early December.
Bud Brigham, the Chairman, President, and CEO stated, “Our two most recent wells in the Ross Area continue to produce strongly and both wells are easily the best we’ve drilled to date in the Basin. We believe these wells, combined with wells drilled by other operators, have delineated attractive drilling economics over our substantial acreage in the area. Importantly, these wells were completed in the Bakken and Three Forks as short laterals with 12 fracture stimulation intervals. We look forward to seeing the results from our upcoming Bakken and Three Forks long laterals with 20 fracture stimulations. Given that we control approximately 36,876 net acres in the Ross and North Stanley Areas, assuming two long laterals drilled per 1,280 acres in both the Bakken and the Three Forks, we could ultimately drill 115 net long lateral wells to fully develop this area alone.”
Two Long Lateral Bakken Wells West of the Nesson Anticline — In Williams and McKenzie Counties, North Dakota, in the general area of Brigham’s previously announced Mrachek 15-22 #1H Bakken discovery, Brigham is drilling one Bakken well and is completing an additional Bakken well. The Olson 10-15 #1H and the Figaro 29-32 #1-H are both long laterals, relative to the Mrachek 15-22 #1H which was a shorter lateral (5,216’). The Olson 10-15 #1H has recently reached a total depth of approximately 20,600’ with a 9,618’ lateral section. The 4.5” liner with 19 swell packers has been run to total depth and the well is currently being completed. The Figaro 29-32 #1-H is currently drilling in the lateral at a depth of approximately 15,800’. Results for the Olson 10-15 #1H are expected in December, with results for the Figaro 29-32 #1-H expected in late December or January.
Bud Brigham stated, “Although shows are not definitive, our Olson and Figaro wells have both had some of the strongest shows we’ve seen to date, including excellent oil shows over the shakers and intermittent natural gas flares while drilling. We believe we’ve experienced substantial improvements in well economics as we’ve increased the number of fracture stimulations in our horizontal Bakken wells. The Olson and the Figaro will be our first long lateral wells utilizing swell packers and 20 fracture stimulation intervals. Given that we control approximately 95,000 net acres in Williams and McKenzie Counties, North Dakota, we could ultimately drill up to 148 net long lateral Bakken wells to fully develop our acreage.”
Growing Bakken Production — Current Williston Basin oil production is approximately 11,150 barrels per day gross, or roughly 1,650 barrels of oil per day net to Brigham’s revenue interest. Brigham operated wells are producing approximately 1,750 barrels of oil per day gross, or approximately 900 barrels of oil per day net to our revenue interest.
Bud Brigham stated, “Although we had to choke back the flow rate for our Carkuff discovery from August 12th to September 26th due to temporary pipeline constraints, our Bakken and Three Forks production continues to grow. Importantly, we believe that these projects are profitable even at lower oil prices. Although we have limited production data on the Carkuff and Adix wells, we currently estimate rates of return of between 30% and 50% at $50 to $60 per barrel oil, with further cost improvements anticipated. We expect this play will benefit from lowering costs as we move forward, and the meaningful cost reductions we’re achieving will combine with continued operational improvements to further enhance our returns.”

Anadarko Basin Woodford Shale Horizontal Drilling Play
First Horizontal Woodford Test — Brigham currently controls approximately 12,700 net acres in the Watonga-Chickasha Trend in the Anadarko Basin, primarily in Blaine, Canadian and Dewey Counties. Brigham has been active in the play since the early 1990s drilling primarily Springer and Morrow wells. Brigham will participate with a 21% working interest in the Base Farms 1-23H, a horizontal Woodford Shale test operated by Cimarex. If the Base Farms 1-23H is successful up to three additional offsets could be drilled to develop the section on 160 acre spacing. Within eight miles of the Base Farms 1-23H, five wells drilled by Cimarex and Devon Energy commenced production at apparent peak rates of between 5.8 and 8.4 Mcf of natural gas per day, with a sixth well completed at an early peak rate of approximately 2.3 MMcf of natural gas per day. Assuming full development of Brigham’s 12,700 net acres, Brigham could potentially participate in 79 net wells.
Gulf Coast Exploration Update
Cotten Land #5 Completion — Brigham has successfully completed the Cotten Land #5 at a recent initial production rate of approximately 16.8 MMcf of natural gas and 65 barrels of oil per day, or approximately 5.7 MMcfe per day net to Brigham’s revenue interest. The Cotten Land #5 is the first of four recently successful 2008 Southern Louisiana Brigham discoveries to come on line. Production to sales for Brigham’s Main Pass and Chandeleur Sound wells were delayed primarily due to Hurricanes Gustav and Ike and are now expected to commence in November. Based on the production tests these two wells could combine to produce a gross rate of 18 to 24 MMcf of natural gas per day, or approximately 6.7 to 9.2 MMcf of natural gas per day net to Brigham’s revenue interest. Production to sales for Brigham’s Breton Sound discovery has also been delayed. Brigham’s Breton Sound discovery is now expected to commence production to sales in February, 2009, and based on its production test the well should produce at a gross rate of 5 to 7 MMcf of natural gas per day, or 1.9 — 2.6 MMcf of natural gas per day net to Brigham’s revenue interest.
Updated 2008 Production Forecast
Brigham’s production for the third quarter averaged approximately 27.6 MMcfe per day. Previously announced third quarter production guidance of 30 to 34 MMcfe per day was negatively impacted by 1 MMcfe per day of shut-in associated with Hurricane Ike and approximately 1.8 MMcfe per day of production was delayed coming on line to sales in Southern Louisiana due to the impacts of both Hurricanes Gustav and Ike. Adjusted for the shut in production and delayed completion to sales, our third quarter production would have been approximately 30.4 MMcfe per day. Our revised fourth quarter production guidance is between 33 and 37 MMcfe per day, which is also negatively impacted by Hurricanes Gustav and Ike, as our Main Pass and Brenton Sound wells will not impact fourth quarter production until November as opposed to our earlier expectation that these wells would be on-line for the entirety of the fourth quarter of 2008.
Bud Brigham stated, “Given the number of wells coming on line during the fourth quarter, both in Southern Louisiana and in the Williston Basin, we expect to exit 2008 with production at elevated levels, giving us a running start on 2009. It’s very important to note that our higher value and longer reserve life oil reserves and production volumes continue to grow. We currently estimate our fourth quarter 2008 average daily oil production at roughly 2,000 barrels of oil per day, more than double that of the fourth quarter 2007. Our cash flows are benefiting from this transition. During the third quarter an equivalent Mcfe of our oil volumes, assuming a 6:1 conversion, generated approximately 186% of the revenue of an Mcf equivalent of natural gas.”

About Brigham Exploration
Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore for and develop onshore domestic oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
Forward-Looking Statement Disclosure
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300